EXHIBIT 99.2

October 7, 2005

DRAFT

REPORT OF A COMPLIANCE REVIEW OF

INTERBORO INSTITUTE
New York, NY

March 30-31, 2005 and May 23-25, 2005

On March 30-31 and May 23-25, 2005, Department review teams visited Interboro Institute to assess its compliance with the laws, rules and regulations governing degree-granting institutions in New York State. The reviews were occasioned by significant increases in enrollments and the expansion of institutional locations. A major interest, therefore, was the adequacy of resources, services and educational outcomes across the institution. The assessment included comparisons of resource allocations and services and the rigor of course expectations and outcomes at Interboro's four instructional locations. It also included an assessment of the results of Interboro's Institutional Effectiveness Plan of 2000. That plan included strengthening of resources and services to improve student retention and graduation rates. Findings on these matters, as related to standards for program registration, provide a basis for Department determinations on approvals required under the applicable laws, rules, and regulations.

A second purpose of these reviews was to assess Interboro's program to address recommendations and requirements related to its institutional accreditation by the Regents and the Commissioner. The Institute's term of accreditation expires in 2008. A mid-point self-study is due in 2006.

Review Team Members: March 30-31, 2005

Louis deSalle
Associate Dean for Curriculum and
Instruction
School of New Resources
College of New Rochelle
New Rochelle, NY

Dorothy Habben
Secretary and Vice President
St. John's University
Jamaica, NY

Patricia Hallenbeck
Assistant Dean/Registrar
Columbia-Greene Community College
Hudson, NY

Christopher Osuanah
Chair
Department of Business Technology
Dutchess Community College
Poughkeepsie, NY

Betty Zhou
Public Management Intern
NYS Education Department
Office of College & University Evaluation
Albany, NY

Robert McHugh, Team Coordinator
Associate in Higher Education
NYS Education Department
Office of College & University Evaluation
Albany, NY

Review Team Members: May 23-25, 2005

Geoffrey Akst
Professor of Mathematics
Borough of Manhattan Community College
New York, NY

Catherine Crohan
Librarian
Siena College
Loudonville, NY

Louis deSalle
Associate Dean for Curriculum and Instruction
School of New Resources
College of New Rochelle
New Rochelle, NY

Dorothy Habben
Secretary and Vice President
St. John's University

Jamaica, NY
Patricia Hallenbeck
Assistant Dean/Registrar
Columbia-Greene Community College
Hudson, NY

Professor Bernard Helldorfer
Chair, Division of Criminal Justice and
Legal Studies
College of Professional Studies
St. John's University
Jamaica, NY

Sarah Holloway
Associate Dean of Freshman Studies
St. Francis College
Brooklyn, NY

Janice Karlen
Professor of Business
LaGuardia Community College
Queens, NY

Mitch Levenberg
Director of Academic Enhancement Center
St. Francis College
Brooklyn, NY

David Potash
Associate Provost
CUNY Bernard M. Baruch College
New York, NY

Betty Zhou
Public Management Intern
NYS Education Department
Office of College & University Evaluation
Albany, NY

Robert McHugh, Team Coordinator
Associate in Higher Education
NYS Education Department
Office of College & University Evaluation
Albany, NY

Team Activities: Team members interviewed staff, faculty and students, observed classes, and examined student, faculty and other administrative records. Members of the May 2005 team visited all of Interboro's instructional facilities to assess the scope and sufficiency of resources and services at each location and confirm information provided by the Institute.

The May 2005 team examined course materials for more than 90 course sections of 31 different courses offered in the spring 2005 term. Materials examined for each section included syllabus, texts, instructor's resume, final examination, course grade sheet, and graded final exams. Team members examined a substantial number of the 1,300 graded student examinations from the 155 course sections specifically designated by the Department for possible review. The purposes of this part of the review were to verify (1) the comparability of course design and stated expectations with those of other degree-granting institutions in New York; (2) the comparability of assessed learning outcomes with those of other degree-granting institutions in New York; and (3) the assessed learning outcomes in relation to Interboro's stated expectations. Findings based on this part of the review are principally found under the section titled Curriculum.

As part of the review, Department staff also examined samples of the cumulative academic progress reports of individual students enrolled in Interboro since the fall of 2001. The data, which included reports on over 7,000 students, were provided by Interboro at the specific request of the Department. The purposes of this part of the review were to confirm graduation rate data provided annually through the Department's Higher Education Data System (HEDS) and to examine additional data related to persistence and performance. Findings based on this part of the review are principally found under Admissions.

ADMISSIONS

52.2(d)(1) *The admission of students shall be determined through an orderly process using published criteria, which shall be uniformly applied. Among other considerations, the admissions process shall encourage the increased participation in collegiate programs at all levels of persons from groups historically underrepresented in such programs.*

52.2(d)(2) *Admissions shall take into account the capacity of the student to undertake a course of study and the capacity of the institution to provide the instructional and other support the student needs to complete the program.*

52.2(f)(2) *The institution shall assure that whenever and wherever the institution offers courses as part of a registered curriculum it shall provide adequate support services.*

(See also 52.2(b)(3) under Faculty-Adequacy to Support Programs and Services.)
(See also 52.2(e)(5) under Administration.)

Findings: Interboro's first-time enrollments increased nearly three fold between 2001 and 2004: 702 in the fall of 2001 to 2,062 in the fall of 2004 (HEDS data). In comparison, over the same period first-time enrollments at all two-year proprietary colleges in New York State grew by only 26.4 percent, from 7,391 to 9,353. In the fall of 2004, 22 percent of all first-time students at proprietary colleges were enrolled at Interboro.

Interboro is explicit that its mission is to provide higher education to the non-high school graduate market in New York, noting that in New York City less than 60 percent of high school students attain a high school diploma. The Institute reports that 94 percent of its students lack a high school diploma or GED and are admitted on an "ability-to-benefit" basis. Many students admitted to Interboro appear to lack the family and community support, resources, and/or the motivation, organizational skills or goal centeredness needed for persistence and success in college, based on the team's review of persistence data, class attendance data, admissions data, student performance in courses, and on-site observations. Most students report very limited incomes; on average, TAP and Pell grants cover over 80 percent of their tuition costs. Many also have more immediate and imperative responsibilities and obligations than persistence to degree.

Interboro's principal basis for admission is attainment of the minimum passing scores (42, 43, and 41) on the CPAt exam (a Federally approved ability-to-benefit test). Students who do not attain these scores may, and sometimes do, retake the test. Tutoring is available to students preparing for a retest. There also is a self-assessment form for applicants; however, based on team sampling of student records, its impact on admissions decisions seems limited. The Institute reported for the fall of 2004 303 admissions denials (out of 3,984 applicants cited in HEDS data) for an acceptance rate of more than 92 percent. Students who pass the CPAt and are otherwise eligible for admission are then tested in mathematics and writing to determine placement in either remedial or credit-bearing courses, and if the intended program is computer technology, their probable skills readiness for enrollment in this curriculum. The team noted that the minimum pass scores on the CPAt indicated sub-collegiate skill levels and placement in remedial, not college-level or credit-bearing coursework.

Interboro reports an increasing focus on matters related to student commitment in its admissions process. However, the high attrition and poor performance of many students in the first term of study suggests that admissions staff have too limited training or experience in effectively assessing applicant likelihood of persistence in study. A substantial number of Interboro's first semester students (35 in a sample of 100 in the fall 2003 entering cohort) drop out within or immediately following their first term. Also see Table 2 on student attainment.

An important measure of the effectiveness of admissions standards and processes is persistence to degree. Interboro's record of academic persistence to degree progress for all students who initially enrolled in each of the nine semesters from the fall of 2001 through the summer of 2004 is presented in Table 1. The Table shows the graduation rates and also the percent of non-graduates who met Interboro's minimum standards of satisfactory progress, as of the spring of 2005.

TABLE 1
Graduation Rates for Associate Degree Programs

Cohort	Number of possible terms of study (through spring 2005)	Percent graduated (through spring 2005)	Percent of additional students in cohort who meet minimum standards of satisfactory progress
Fall 2001	11	20%	26%
Spring 2002	10	17%	24%
Summer 2002	9	19%	19%
Fall 2002	8	17%	26%
Spring 2003	7	14%	33%
Summer 2003	6	17%	25%
Fall 2003	5	7%	29%
Spring 2004	4	2%	50%
Summer 2004	3	0%	53%

The measures Interboro has taken to strengthen its learning environment have had a positive, but not yet sufficient, impact on retention. The Department's data (HEDS) show that the three-year (8 potential terms) graduation rate for the 1998-entering cohort was 8.9 percent. The graduation rate for the fall 2002 entering cohort (also eight potential terms) was 17 percent. The information presented strongly suggests that under current practices a realistic graduation goal may not be much greater than the 20 percent attained over 11 terms by the fall 2001 entering cohort. To attain and sustain a graduation rate of 25 percent, significant changes are required.

For context, the team noted that the average three-year completion rate for an associate degree was 27 percent in a 2005 national study of 313 open-enrollment public, two-year colleges (American College Testing Service). New York's statewide three-year associate degree completion rate from the same institution is 25 percent (fall 2001 entering cohort).

In addition to reviewing graduation rates, the Department examined student achievement in terms of credits attained and cumulative grade point average. A random sampling of the fall 2001 and fall 2003 entering cohorts (drawn from the 7,000 individual records of student progress provided by Interboro) showed the following attainments over a potential 60-credit degree program (Table 2).

TABLE 2

Distribution of Credits Attained and Cumulative Grade Point Average
Fall 2001 and Fall 2003
Number of Students: Fall 01/Fall 03*

Number of Credits Attained by Student	Total (horizontal)	Cumulative Grade Point Average at end of all study					
		<1.0	1.0 -.49	1.5-1.99	2.0-2.49	2.5-2.99	3.0+
0-12 credits	65/60	42/49	9/4	7/4	1/3	3/	3/
13-24 credits	8/10	/1	2/4	4/3	2/1		/1
25-36 credits	5/12		2/1	1/3	1/1	1/3	/4
37-48 credits	2/12			/1	1/3	/2	1/6
49 + credits	20/6			1/	4/	5/	10/6

*Total sampled in each cohort: 100

These data show that a high percent of the students (65 percent in the 2001 cohort and 60 percent of the 2003 cohort) were unable to complete 12 credits through the fall of 2004. Forty-two percent of the 2001 cohort and 49 percent of the 2003 cohort have attained 12 or fewer credits with a cumulative average of under 1.0. Twenty-four members of the 2001 cohort in the sample of 100 and 29 of the 2003 cohort in the sample of 100 attained no credits and a 0.00 GPA. The data thus indicate admission of large numbers of students who drop out during the first term.

With respect to fall-to-fall persistence in enrollment, 30 students of the 2001 cohort sample of 100 and 41 of the 2003 cohort sample were enrolled in each such term (e.g., fall 2001 and fall 2002). A small additional number of students in each cohort persisted in study (e.g., spring '03) but were not enrolled in the prior fall. The team noted that the average fall-to-fall persistence rate in public two-year colleges is 51 percent nationwide, according to a 2005 ACT study.

The Department also reviewed the time it took Interboro students to complete the two-year programs. With respect to "time-to-degree," 16 percent of the sample of 100 members of the fall 2001 entering cohort had completed 60 or more credits by the spring of 2005 (11 terms, including summers). Of this group, two completed in four terms, 11 in five, two in six, and one in seven. Most students who pursue substantial continuous study thus take at least five semesters or 20 or more months. Only two students completed degree requirements in 16 months. Hence, it would be a misrepresentation to convey an expectation of a 16-month program to potential students. These data also suggest the unlikelihood of significant numbers of students completing their degree program after six/eight semesters, or three years.

Under Interboro's satisfactory progress standard, a student at the end of the first term must have earned only three credits and have a 0.5 GPA. By the end of the second semester, the student must have nine credits and a 0.75 GPA. By the end of the third semester the student needs 18 credits and a 1.3 GPA. Hence as the team observed, many poorly performing students, unlikely to complete, are classified as making satisfactory progress (See Table 2).

The team concluded that while the Institute has provided opportunity to educationally and economically disadvantaged persons consistent with its mission, it has not been satisfactorily successful in admitting students with a likelihood of academic success, persistence and completion of a 60 credit curriculum with at least a 2.0 GPA.

The team found that student services are reasonably consistent among Interboro's four institutional facilities, regardless of standing as main campus, extension center, or extension site, based on review of data and on on-site observations. Each campus has dedicated admissions, financial aid, registrarial, academic resource center, library, and placement staff. Distributions of staff salaries for student services in comparison to enrollment are as follows:

TABLE 3
Distribution of Enrollments and Salaries by Location

Facility	Percent of Total Enrollment	Percent of Salary Expense on Student Services
Washington Heights	18%	14%
Flushing	21%	16%
Yonkers	7%	8%
Main Campus	54%	62%

The team also noted that following admission, the Institute makes a number of efforts to promote persistence in enrollment and successful study. These include referrals to tutoring, tracking of attendance, provision of grants to needy applicants and enrolled students in good standing, scheduling flexibility (although not satisfactory for some students), motivational posters, and intersession intensive remediation classes. However, these services have not been sufficiently effective in assuring student persistence and academic attainment. They do not appear to be sufficiently timely to prevent failure and attrition or sufficiently focused and integrated in promoting identified attributes of successful students. Such attributes include growth in responsibility and control, precision in the accomplishment of tasks, effective time management, community and college involvement, and self-expectation of strong performance.

Concerns to be addressed:

In a comprehensive institutional effectiveness plan, due February 1, 2006, Interboro must include and show evidence of implementing, a program to assess and determine more effectively an applicant's ability to undertake successfully and persist in a course of study, given the available academic and other support services. This program must include consideration of the following actions, and others that have been demonstrated to contribute to substantially "better than expected" rates of student persistence and academic success.

(1) Raising of minimum performance standards in admissions and placement tests.

(2) Enhancement of professional assessment, beyond passing the ability-to-benefit test minimums, of each applicant's likelihood of persistence in study, including assessments of the applicant's support systems and resources, motivation, clarity in long-term goals, and other attributes of persistence and success included in the Institute's College Skills course and in professional literature on attributes of persisting and successful disadvantaged students.

(3) Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment, consistent with demonstrated effective practices.

(4) Use of student persistence and academic attainment following admissions as an admissions staff performance measure.

(5) Replacement of the CPAt, which was designed for students seeking short-term programs of study in occupational specializations and which does not rise to a college level of reading, with a Federally approved ability-to-benefit test that is appropriate to assess college-level skills.

(6) Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process.

(7) Elimination of late enrollment of any applicants determined to need remedial or other special instructional support.

(8) Curtailment of the late enrollment window for all students to one week.

(9) Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs.

(10) Implementation of pre-enrollment college preparation and skills development programs equivalent to those of effective educational opportunity programs.

(11) Establishment of regular class attendance as a condition for continued enrollment and financial aid, apart from performance on assignments and tests.

(12) Implementation of more than one level of remedial/developmental work.

FACULTY

Competence And Credentials

52.2(b)(1) All members of the faculty shall have demonstrated by training, earned degrees, scholarship, experience, and by classroom performance or other evidence of teaching potential, their competence to offer the courses and discharge the other academic responsibilities which are assigned to them.

52.2(b)(4) At least one faculty member teaching in each curriculum culminating in a bachelor's degree shall hold an earned doctorate in an appropriate field, unless the commissioner determines that the curriculum is in a field of study in which other standards are appropriate.

52.2(b)(5) All faculty members who teach within a curriculum leading to a graduate degree shall possess earned doctorates or other terminal degrees in the field in which they are teaching or shall have demonstrated, in other widely recognized ways, their special competence in the field in which they direct graduate students.

Findings: Interboro generally complies with the expectation that its faculty members have earned master's degrees in their fields of instruction. The team's observations of classes in a variety of fields confirmed, with several exceptions, effective and knowledgeable teaching. Reviews of course materials, including syllabi, examinations and graded student work, also indicated consistently adequate faculty expertise. However, in mathematics, among the dozen course sections reviewed by the team one or two instructors appeared to have insufficient academic backgrounds for college-level instruction.

Documentation of expertise and current proficiency, however often was not satisfactorily recorded in faculty folders at the time of the visit in March 2005. Transcripts and evaluations were often absent from folders examined by team members. Faculty members randomly queried by the team could not recall being observed or evaluated by peers, and students randomly queried could not recall completion of course evaluations. Interboro thus appears to have too porous and incomplete processes of quality assurance at the instructional level in some program areas. The lack of satisfactory documentation of faculty expertise and performance is particularly a weakness in view of the large numbers of new faculty and part-time faculty. Variations in faculty assessment practices and standards, noted under Curriculum, may be in part attributable to weaknesses in ongoing assessment and documentation of competence.

Examination of the summer 2005 schedule showed faculty members consistently teaching in their areas of expertise. However, in general education (the GED sequence) the team noted use of a "generalist" approach in some instances. For example, one faculty member was assigned to teach microeconomics, sociology, psychology and biology in the summer of 2005 session.

Teaching overloads were common in the summer 2005. In a number of instances faculty were teaching well beyond the normal load of 18 credits (six sections). Examination of assignments of 64 faculty teaching in the summer of 2005 (Table 4) showed that 31 had teaching loads in excess of the normal load. Eleven persons in this group taught nine to 12 separate sections each. One person was teaching nine different course titles.

TABLE 4
Distribution of Faculty Course Loads
(Summer 2005)

Number of Course Sections Assigned	Number of Faculty in Each Category
12	1
11	2
10	2
9	6
8	7
7	13
6	7
5	5
4	1
3	9
2	7
1	4

Hence, for a few full-time faculty, there is an inappropriate match of expertise with assignments and, for quite a few others, there are very high teaching loads. A likely outcome is limited time for course preparation, assessment of higher-level skills and engagement with students. Overextensions of faculty in teaching assignments and load may contribute significantly to the poor retention and performance of Interboro's students. The Department considers a maximum load of 15 credits per term to constitute good practice.

Concerns to be addressed:

Interboro must include, and show evidence of implementing, in its comprehensive institutional effectiveness plan, due February 1, 2006, a plan for the following:

- Improvement of quality assurance in instruction by satisfactorily documenting faculty expertise and periodic assessment of teaching effectiveness, as required in CR 52.2(b)(6). It must accomplish this prior to any Department approvals of an additional location as an extension center or branch campus.

- Assurance that Interboro adheres to its own guidelines for field-specific advanced training and expertise in teaching assignments.

- Assurance that teaching loads are 'conducive to strong student attainment, and consistent with the range of responsibilities of faculty.

<u>Adequacy To Support Programs And Services</u>

52.2(b)(2) to foster and maintain continuity and stability in academic programs and policies, there shall be in the institution a sufficient number of faculty members who serve full-time at the institution.

52.2(b)(3) For each curriculum the institution shall designate a body of faculty who, with the academic officers of the institution, shall be responsible for setting curricular objectives, for determining the means by which achievement of objectives is measured, for evaluating the achievement of curricular objectives, and for providing academic advice to students. The faculty shall be sufficient in number to assure breadth and depth of instruction and the proper discharge of all other faculty responsibilities. The ratio of faculty to students in each course shall be sufficient to assure effective instruction.

Findings: Interboro reported the following instructional staff for 2003 and 2004:

	2003	2004
Full-time instructors	32	42
Part-time instructors	76	150
Tutors (part-time)	30	48

The Institute notes that full-time faculty have a low turnover rate and that full-time faculty teach more than 50 percent of all course sections. Data provided by the Institute shows that the 50 percent rate is due to extensive teaching overloads by faculty who are teaching the 18 credits that defines them as full-time.

On paper, there is a sufficient core of full-time and continuing faculty (over 40 persons and over 25 percent of the teaching staff) to provide continuity and stability at the institutional level and, generally, at the facility level. At the program level, however, the sufficiency, in number and in practice, of the core group engaged in academic governance and management of quality assurance is uneven and in some cases inadequate. Core faculty in Ophthalmic Dispensing are sufficient in number and effectively carry out their responsibilities for academic quality assurance and have significant student-faculty engagement. In contrast, Security Management has few or no full-time faculty and provision for sustained academic leadership and quality assurance is weak.

Interboro employs substantial numbers of part-time faculty, i.e., those teaching fewer than 18 credits in a term. This group increased by 90 percent between 2003 and 2004, while full-time faculty increased by 30 percent. While some adjuncts evolve into full-time faculty, there is high turnover in this group (50 percent in a recent year). A limited core of full-time faculty (within the group that has an 18 credit hour or more course load) is thus responsible for quality assurance in instruction, advising and other responsibilities for the rapidly expanding number of students. Interboro's failure to maintain the engagement and persistence of many of its students suggests that the core group of multi-tasked full-time faculty is too thin and over-extended for rigorous quality assurance. The excessive teaching loads of full-time faculty noted in Table 3 indicate Interboro's limited focus on the conditions of work and responsibility associated with strong faculty culture and strong, continuous student-faculty engagement.

Interboro faculty do have representation on institution-wide committees related to academic governance. These committees include Curriculum, Library, and Faculty Development, which appear to meet periodically. As noted, there is also considerable faculty discourse in some program areas. There are multi-disciplinary faculty groups that focus on student progress. There is a President's Council, which meets weekly. There does not appear to be a functioning Faculty Senate or comparable body to discuss committee recommendations, consider issues transcending individual committees, or endorse committee recommendations as coming from the faculty. Interviews by the team suggested that despite these structures, faculty have, at best, a fuzzy view of their role in academic governance. As suggested by the findings in this report faculty have not been sufficiently effective in quality assurance.

The team also was startled to discover that full-time faculty members lack knowledge about the terms and conditions of their employment other than an awareness that it was wholly "at-will." The team found it unacceptable that faculty, including long-time employees, had essentially the status of temp service workers despite a tradition of continuing appointment.

Concerns to be addressed:

Interboro must include, and show evidence of implementing, in its comprehensive institutional effectiveness plan, due February 1, 2006, a plan and timetable to strengthen the following requirements stated in Commissioner's Regulations under Faculty: sufficient full-time faculty to foster and maintain continuity and stability in academic programs and services; provision of time, opportunity and expectation of educational engagement and interventions with students, including advising and mentoring, conduct of quality assurance and other academic governance responsibilities, and engagement in professional development in their fields and as teachers. Measures should include, but not be restricted to:

- Assurance that a core of full-time faculty exists for each registered program.
- An increased number and percent of full-time faculty.
- At least annual and preferably multi-year contracts for full-time faculty.
- Adjustment of teaching schedules and contacts to provide time and opportunity for the full-time faculty to carry out the full range of their responsibilities, including closer adherence to a maximum 18 credit/term teaching load for full-time faculty, (and less for chairs and lead faculty), and provision of appropriate compensation for the conduct of other assigned faculty responsibilities.

Evaluation, Professional Development, And Professional Involvement

52.2(b)(6) The teaching and research of each faculty member, in accordance with the faculty member's responsibilities, shall be evaluated periodically by the institution. The teaching of each inexperienced faculty member shall receive special supervision during the initial period of appointment.

52.2(b)(7) Each member of the faculty shall be allowed adequate time, in accordance with the faculty member's responsibilities, to broaden professional knowledge, prepare course materials, advise students, direct independent study and research, supervise teaching, participate in institutional governance and carry out other academic responsibilities appropriate to his or her position, in addition to performing assigned teaching and administrative duties.

Findings: These standards have been discussed above. Periodic evaluation of faculty was not documented satisfactorily at the time files were reviewed. Faculty are not provided adequate time to broaden professional knowledge, prepare course materials, advise students and carry out their other academic governance responsibilities, based on their teaching loads.

Concerns to be Addressed: See preceding statements.

Resources

Library/Information Resources

52.2(a)(4) The institution shall provide libraries that possess and maintain collections sufficient in depth and breadth to support the mission of the institution and each registered curriculum. Libraries shall be administered by professionally trained staff

supported by sufficient personnel. Library services and resources shall be available for student and faculty use with sufficient regularity and at appropriate hours to support the mission of the institution and the curricula it offers.

Findings: Physical Space and Technology. Libraries should be pleasant places that encourage student use and facilitate learning on individual and group bases. At Interboro, the libraries do not meet this expectation, particularly at the two campuses in Manhattan. Poor facilities undermine the libraries' mission. Physical space has not increased to accommodate increases in student enrollment. Staff workspace is, at best, cramped. There is insufficient space for technical service activities.

At the main campus, library instruction takes place in the same space where students are studying and doing research. At Washington Heights and Flushing, libraries share space with the Academic Resource Center (ARC). These multi-purpose uses detract from the library as a place of study. In Washington Heights, the librarian is close to invisible; her desk is behind a large structural post. Washington Heights also had a problem with water leaking from the ceiling, damaging books.

Each campus library has computer workstations with Internet access there are not enough to meet students' needs. This is especially true for the Washington Heights and Flushing campuses, where the libraries share computer workstations with the ARC. The small number of computers makes hands-on instruction very difficult. Most Interboro students do not have computers at home; this makes the need for additional computers in the library essential.

Concerns to be addressed:

- The most overwhelming need of Interboro's libraries is for attractive, well-lit facilities with sufficient space. Second is the need for appropriate technology. Many other problems (e.g., collection size, adequacy of library instruction) are at least partially the result of poor facilities and inadequate technology. Specific recommendations include:

  - The libraries must be housed in attractive, well-lit, physical space conducive to a learning environment. (The library at the Yonkers site is a pleasant space, although small.)

  - In Washington Heights and Flushing, the library and ARC must have separate space. Sharing space, especially such small space, hampers the ability of both units to provide essential services.

  - Additional PCs are needed at all locations, accordance with the ratio to be established by Interboro after studying best practices in institutions with comparable student populations.

- All locations need small group study rooms to accommodate groups of 3-6 students.
- All locations need library instructional space that is separate from the reference and study areas.
- To support information literacy, each library needs the technical capability of demonstrating research methods using databases and the World Wide Web. A minimal need is a front-of-the-room PC, dvd/vhs player, projector and screen.

Findings: Access to Databases. The Interboro libraries subscribe to a variety of databases (primarily full-text journal aggregators) that support the curricula; however, students do not have off-campus access to several key databases. Off-campus access is generally available only to free databases such as Gale databases through NOVEL. Those with password access may access databases such as H.W. Wilson Web and EBSCO Host Research Database. Westlaw is available on a password basis to paralegal students. Not available off-campus are such key databases as Lexis-Nexis, John Wiley Sciences Database, and Encyclopedia Britannica.

Concerns to be addressed:

- Interboro should investigate the use of a proxy server to authenticate student access to all databases. (Although Interboro notes that few students have computers at home, it is quite probable that some are using computers at public libraries. Off-campus access is needed.)

Findings: Periodicals. The College catalog states that "the libraries hold over 3,000 periodical titles in both print and electronic formats." This statement is misleading, as only 70 titles are held in print format. Although academic libraries are progressively canceling print subscriptions in favor of electronic formats, most are also maintaining a core print collection. Seventy titles across four locations is not a core print collection. It is a serious concern when the reason given by the librarians for such a small collection is a lack of shelving space. An increase in the number of business journals, including office medical technology journals, is needed.

Concerns to be addressed:

- As noted elsewhere, the physical space problem must be addressed. However, a formal review of the periodical collection also must be undertaken, using standard tools such as *Magazines for Libraries* and input from faculty.

Findings: Book Collection. Although Interboro upgraded its book collection during 2003-04, the collections at all locations remain underdeveloped. Despite additional new book storage area at the main campus, the continuing lack of space could negatively affect future book purchasing decisions. (Due to space constraints, the circulating collection and some of the reference collection are shelved in semi-closed stacks.) An examination of the stacks at Washington Heights indicates that this location is already out of space.

In addition to books that directly support the curricula, the libraries should also collect other important works of nonfiction and fiction. They lack sufficient basic social science resources including topics on issues such as homelessness, abortion, capital punishment, etc., that students tend to choose for papers and a collection sufficient to support assignments for the English courses.

Concerns to be addressed:

- Although the libraries have a collection development policy, the librarians need to re-evaluate whether current library resources provide a collection that meets the needs of the curricula and other information needs of students, and make appropriate investments.

- Prior to the start of the fall 2006 term, the library at each campus must have on shelf a focused high quality print collection, including journals. The collection must support general education, skills development, and each curriculum offered in whole or part at the campus. The Institute should make collection development a priority, with a goal of at least five volumes per student and at least 5000 volumes related to Interboro's curricula at each campus and an expectation of continuous improvement.

Findings: Community Libraries. Interboro encourages students to use the many fine libraries in the New York City area. It is a member of METRO, the Metropolitan New York Library Council. This gives its students interlibrary loan access to other academic libraries as well as public libraries. Individual instructors and the Director of Libraries have arranged for students to tour and learn about the resources at some public libraries. Interboro's campuses are all within walking distance of public libraries.

The Director of Libraries sees the use of other libraries as supplementing Interboro's collection. However, students, if they use any library at all, may be forced to over-reliance on public library resources due to the small size of Interboro's book collection, especially in the area of basic social science resources.

Concerns to be addressed:

- Interboro should continue to encourage students to use public libraries, but these resources must supplement, not replace, Interboro's collections.

Findings: Library Staff. Staffing appears to be adequate for current demand; however, the Director of Libraries said that an additional librarian with primary responsibility for instruction is needed. There appears to be adequate funding for librarians to attend national conferences and for staff to attend professional meetings and workshops in the METRO area. Librarians are represented on such Interboro committees as the Library Committee, Curriculum Committee, and the Faculty Development Committee.

Concerns to be addressed:

- Interboro must assure adequate staffing for institution-wide instruction in information literacy and sufficient scope to assure information literacy by all graduates.

Findings: Information Literacy. In June 2002, the Director of Libraries outlined a basic information literacy plan for Interboro Institute. It uses the concept of information literacy published by the Association of College and Research Libraries (ACRL). Progress in implementing the plan has been slow; many initiatives have only recently been implemented.

Library instruction is an essential component of an information literacy program. The Director of Libraries is to be commended for the recent large increase in instruction classes held. However, poor physical space and lack of appropriate technology make a good instruction program difficult to achieve at Interboro Institute.

The librarians have made efforts to collaborate with faculty on integrating information literacy into the curriculum. The syllabi of several core courses all had an information literacy component. Some syllabi include information literacy among goals and objectives; others include it as part of the exit competencies for a course. Several information literacy goals and objectives are tied directly to ACRL standards (for example, the syllabi for English Composition II, Freshman Seminar, Biology, and American Government). Inclusion of information literacy is commendable: Interboro should include it in all syllabi that has not already been done.

The librarians use assessment tools for instruction and information literacy; however, this has only recently become regular practice. These include a skills inventory given to English Composition II students prior to library instruction and a Learning Outcomes Assessment Checklist used with the Freshman Seminar.

Concerns to be addressed:

- Librarians should continue to work with faculty to ensure that information literacy is embedded in the curriculum, not just words on a syllabus. More examples to this end should be developed as a resource.

- In fall 2004, the library produced a guide for faculty, suggesting topics for library assignments for business, accounting, and economics. According to the Director of Libraries, this was well received. The library must continue such efforts with other disciplines.

- Interboro should use in additional courses the Learning Outcomes Assessment Checklist that was first used with the Freshman Seminar in spring 2005, or a comparable instrument.

Financial Resources

52.2(a)(1) The institution shall possess the financial resources necessary to accomplish its mission and the purposes of each registered curriculum.

Findings: Interboro has the financial resources necessary to accomplish its mission and the purposes of each registered curriculum. It has operated with increasing surpluses since 2003. Net revenue increased by 64 percent from 2003 to 2004. Total revenues rose by $13 million in that period. Total assets increased by $18 million and total liabilities by $1.1 million in that period. The Institute's current ratio increased from 1.6:1 to 2.9:1. More recently, the Institute's 10-Q report to the Securities and Exchange Commission cited a 21 percent increase in net revenue from first quarter of 2004 to first quarter of 2005.

Interboro's revenue comes almost entirely from tuition. The Institute reports that 94% of its tuition revenue comes from public student aid programs (41 percent from Pell grants and 53 percent from TAP). The maximum Pell and TAP grants per student together are $4,550 per term ($2,025 for Pell and $2,500 for TAP). The average combined Federal and State student award for Interboro is $3,700 per term.

The Institute has attained profitability principally through rapid enrollment growth. Reported enrollment was 1,309 in the fall of 2001 and 3,823 in the fall of 2004, an almost three-fold expansion in three years. Recent rates of annual enrollment growth have been 30-40 percent. Interboro anticipates that its total fall 2005 enrollment will approximate 5,000 students. In a recent filing with the Securities and Exchange Commission Interboro reported a management decision to slow down the Institute's rate of growth.

Enrollment expansion included growth at the Institute's Yonkers Extension Site, which now is significantly greater than is permitted under the Commissioner's Regulations. Interboro's has been notified of this violation. Approximately 300 students were enrolled in the spring of 2005 at Yonkers. Interboro is capping enrollment at Yonkers at this level pending further Department action.

Concerns to be addressed:

- By February 1, 2006, Interboro must provide a comprehensive institutional effectiveness plan, with time-lines and benchmarks, which details one-time and continuing investments to strengthen the quality of facilities and academic services related to student persistence and high quality attainment. The plan must include ratios for key areas and functions related to strong student attainment and maintenance of the graduation rate required for institutional accreditation by the Regents. These ratios should be based on sound practices found in effective educational opportunity programs and institutions with at-risk student bodies, (i.e., those have substantially greater than expected student persistence and graduation rates), and in studies of successful practices. In addition to categories related to staffing ratios in the plan should include those related to continuous and effective engagement of students (such as, but not restricted to, class size, faculty and staff availability, periodic contacts, and faculty/staff consultations on student's progress). The plan also should address changes in policy related to student admission, persistence and attainment.

- The Department will not approve any additional instructional locations, including Yonkers, as extension centers or branch campuses or review applications for additional programs until Interboro details plans, satisfactory to the Commissioner, and shows evidence of implementing them for investments in staffing and other resources and concomitant changes in practices related to strengthened student persistence and high quality attainment, in the comprehensive institutional effectiveness plan, due February 1, 2006.

<u>Facilities/Equipment Resources</u>

52.2(a)(2) The institution shall provide classrooms, faculty offices, auditoria, laboratories, libraries, audio-visual and computer facilities, clinical facilities, studios, practice rooms, and other instructional resources sufficient in number, design, condition, and accessibility to support the curricular objectives dependent on their use.

52.2(a)(3) The institution shall provide equipment sufficient in quantity and quality to support instruction, research, and student performance.

Findings: One or more members of the review team visited each institutional location of Interboro in May 2005. These were the main campus in mid-Manhattan, and the satellite campuses in Washington Heights (Manhattan), Flushing (Queens) and Yonkers (Westchester). The Yonkers and Flushing facilities are adequate in scope, condition and services to support the current level of enrollment at each of these locations. The mid-Manhattan and Washington Heights facilities are not satisfactory in space and condition to support current enrollments. Space and condition remain inadequate at both Manhattan campuses in the areas of library, administrative services, faculty offices, and academic support services.

Aware of the physical deficiencies in the Manhattan campuses, Interboro has made substantial commitments to lease additional spaces at both locations and improve their condition. A newly leased facility in Washington Heights will approximately double space for that location. However, it is not known whether these additions in space will satisfactorily meet standards of sufficiency to be set forth in the comprehensive institutional effectiveness plan, due by February 1, 2006, and subject to the Commissioner's approval.

Concerns to be addressed:

- The Institute must detail, in its February 1, 2006, comprehensive institutional effectiveness plan how it will professionalize the learning environment at each instructional facility to be consistent with the Interboro's professional aspirations for students. This must include improvements in facility general appearance; air and temperature quality; and space and quality of condition for library, tutoring, academic and personal counseling, faculty and administrative offices, and lounge areas for students and staff. Changes in facilities must reflect professional opinion on best practices in educational opportunity programs and institutions with at-risk student bodies. The plan needs to include all customary college functions, including admissions, registrar, financial aid, tutoring and other academic support services, counseling, career development/placement, academic advising, institutional research, academic administrators (deans, chairs) and faculty, other administrators, library, bookstore, and other services. (Also see concerns to be addressed under Library.)

CURRICULUM

College Level and Integrity of Credit

52.1(f) Each course offered for credit by an institution shall be part of a registered curriculum offered by that institution, as a general education course, a major requirement, or an elective.

52.2(c)(3) Credit toward an undergraduate degree shall be earned only for college level work. Credit toward a graduate degree shall be earned only through work designed expressly for graduate students. Enrollment of secondary school students in undergraduate courses, of undergraduates in graduate courses, and of graduate students in undergraduate courses shall be strictly controlled by the institution.

52.2(c)(5) The institution shall assure that credit is granted only to students who have achieved the stated objectives of each credit-bearing learning activity.

50.1(o) Semester hour means a credit, point, or other unit granted for the satisfactory completion of a course which requires at least 15 hours (of 50 minutes each) of instruction and at least 30 hours of supplementary assignments, except as otherwise provided pursuant to section 52.2(c)(4) of this Subchapter.

Findings: All courses offered by Interboro for credit meet the requirement of Section 52.1(f).

On the Department's recommendation, Interboro has been very active in assessing the equivalency of its courses to those at other colleges. In 2003 and again in 2005 it engaged peer reviewers to examine many of its courses and assessment rubrics for transferability. For example, Accounting I has been examined by seven peer reviewers from seven institutions; English Composition I has been examined by 11 reviewers from nine institutions; Statistics has been examined by seven reviewers from six institutions. These reviews used a course assessment instrument provided by the Department.

In the Department's own peer review of 31 courses in the spring of 2005, each of the courses, each course section, and the specific graded student papers to be reviewed were designed by Department staff. The Department's course review included English, Mathematics, Law, Humanities, Social Sciences, Business, Computer Technology and College Skills. The assessment form was an enhanced version of the instrument used in the Interboro reviews of 2003 and 2005. In addition to course syllabi and assessment rubrics, each course section designated for peer review included the instructor's completed faculty information form and resume, summary attendance roster for all class sessions, course grade distributions, final examination, and 10 graded student final examinations. The Department's reviewers thus had much more information on student behavior and performance than did Interboro's peer reviewers, and they included it as a basis for their observations and recommendations. The number of courses reviewed in each set are shown below.

Summary of Peer Reviews of Interboro Institute Courses

Interboro, 2003:	35 courses, each reviewed by three to six (usually four) external reviewers
Interboro, 2005:	18 courses, each reviewed by one to five (usually three) external reviewers. (15 of these courses also done in 2003)
SED, 2005:	31 courses (and 96 individual course sections of 155 provided to the team). Use of nine peer reviewers for course assessments

Seventeen courses were examined by all three peer review groups. The credit recommendation made by reviewers in eight of these courses follows in Table 4. This table is intended to convey the unusual scope of peer review at the course level, and the range of individual judgments.

TABLE 5
Summary of Peer Reviews of Individual Courses of Interboro Institute

Course	Review Group	Reviewer Affiliation	Credit Recommendation	Comments
ACC 100 (Accounting I, 3 cr.)	Int. 203	Katherine Gibbs	3	
	Int. 2003	Western CT	3	
	Int. 2003	DeVry	4	
	Int. 2003	Empire State Coll	no rec	but scores are high (5's on a 1 to 5 scale)
	Int. 2005	Queensborough CC	3	
	Int. 2005	Briarcliffe Coll	3	
	Int. 2005	Long Island Bus Inst	3	
	SED 2005	LaGuardia CC	3	general critical skills development should be strengthened; accounting paper should be used on final exam
EN 101 (English Comp I, 3 cr.)	Int. 2003	Katherine Gibbs	4	
	Int. 2003	Western CT	3	essay requirement too mechanical
	Int. 2003	DeVry	4	
	Int. 2003	Adelphi Univ	3	solid standard course
	Int. 2003	Adelphi Univ	3	perhaps too much focus on correctness rather than what works
	Int. 2003	Bergen CC	3	too much stress on mechanics and grammar; need more critical reading; text too geared toward developmental classes

Course	Review Group	Reviewer Affiliation	Credit Recommendation	Comments
	Int. 2005	Brooklyn Coll	3	
	Int. 2005	Goddard Coll	3	
	Int. 2005	Adelphi Univ	3	
	Int. 2005	John Jay Coll	3	
	Int. 2005	Columbia, Baruch	1-2	at a four year college, course would be principally remedial and designed for foreign students
	SED 2005	Baruch	0-1	insufficient expected student effort/work; syllabus solid but student performance is remedial
	SED 2005	St. John's	3	3 credits based on syllabus and grading rubrics, but exam is remedial rather than college level
	SED 2005	New Rochelle		3 credits based on syllabus, but assessment of student learning is inflated
	SED 2005	St. Francis	0	not college level as implemented
EN 102 (English Comp II, 3 cr.)	Int. 2003	Western CT	3	prefers more flexibility on 5 paragraph essay; exam excellent
	Int. 2003	DeVry	4	required application of critical thinking skills is good
	Int. 2003	Katherine Gibbs	4	
	Int. 2003	Adelphi Univ	3	
	Int. 2003	Adelphi Univ	3	multiple choice not good in a thinking & writing course
	Int. 2003	Bergen CC	3	A rigorous college level class
	Int. 2005	John Jay College	3	
	Int. 2005	Brooklyn Coll	3	
	Int. 2005	Adelphi Univ	3	
	Int. 2005	Goddard Coll	3	well constructed course
	SED 2005	St. John's	0 (but scores of 4/5 for syllabus)	insufficient writing/critical thinking; exam weak; grading rubrics not followed, grades inflated
	SED 2005	New Rochelle	no rec (scores of 4 for syllabus)	exam confusing, grades inflated
	SED 2005	St. Francis	3	instructor excellent based on student essays
	SED 2005	St. Francis	3	
MA 120 (Statistics, 3 cr.)	Int. 2003	Nassau CC	3	
	Int. 2003	Nassau CC	3	
	Int. 2003	Queensborough CC	3	
	Int. 2003	Manhattan Coll	3	
	Int. 2005	John's Jay	5	
	Int. 2005	Briarcliffe Coll	3	
	Int. 2005	Nassau CC	3	
	SED 2005	Borough of Manhattan CC	3	solid course at each of four locations reviewed

Course	Review Group	Reviewer Affiliation	Credit Recommendation	Comments
BA 140 (Intro to Computer Technology, 3 cr.)	Int. 2003	Taylor Bus Inst	2	
	Int. 2003	TCI	3	
	Int. 2003	Katherine Gibbs	3	
	Int. 2003	Western CT	3	
	Int. 2005	DeVry	3 (with reserv)	light on computer theory & trouble shooting
	Int. 2005	Katherine Gibbs	3	
	Int. 2005	CCNY	1	insufficient prerequisites
	SED 2005	Baruch	0	not college level; exam too basic; many F's
GS 100 (Intro to Psychology, 3 cr.)	Int. 2003	Katherine Gibbs	4	
	Int. 2003	John Jay	3	
	Int. 2003	Adelphi	3	but textbook a little old
	Int. 2005	Adelphi	3	
	Int. 2005	Mercy	3	
	SED 2005	St. John's	3	syllabus ok, but exam is not college level in one section (P/F, matching, etc.)
	SED 2005	New Rochelle	No rec	Exam ok in one section but too simple in another; too few written assignments
L155 (Intro to Law, 3 cr.)	Int. 2003	Brooklyn Coll	3	excellent balance of theoretical and practical
	Int. 2003	Berkeley Coll	4	very good breakdown of needed material
	Int. 2003	LIU	no rec	
	Int. 2003	Western CT	no rec	I love this course
	Int. 2005	Queensborough CC	3	
	SED 2005	St. John's	3	six sections at 4 locations reviewed; high failure rate one section, others ok in grade distribution
BA 101 (Intro to Business, 3 cr.)	Int. 2003	Empire State Coll	3	
	Int. 2003	Katherine Gibbs	3	
	Int. 2003	Western CT	3	
	Int. 2003	DeVry	3	goals and objectives well thought out
	Int. 2005	Mercy	3	
	Int. 2005	Briarcliffe Coll	3	
	Int. 2005	St. John's	no rec	syllabus meets MSA and AACSB standards
	Int. 2005	Global Bus Inst	3	
	Int. 2005	Global Bus Inst	4	
	SED 2005	Baruch CUNY	0	in one section reviewed, expectation of student work too superficial

Table 5 indicates a consensus that Interboro's courses are generally comparable in design to those in other degree-granting institutions. This consensus was shared by members of all three peer review groups.

Considering now only the Department team's review of courses materials in May of 2005, the review of syllabi and grading rubrics showed that, with relatively few exceptions, the courses sampled met college level standards in terms of design. This finding included courses taught at all campuses, by full- and part-time faculty, in both day and evening course sections. A small number of all the courses examined might not, in terms of institutional-level design, be granted full credit on empirical review by faculty in selective institutions in the opinion of one or more reviewers. English Composition I, Introduction to Computer Technology, Computerized Accounting and College Mathematics are examples.

Delving deeper into the materials available to them, the Department's peer reviewers noted that some syllabi varied from the institution's syllabus, and among each other. Usually the variations were within an expected range. However, some course sections appeared to be significantly different and/or lower in content and learning expectations than the syllabus suggested. World literature was an example.

Again because the availability of additional information on course implementation, the Department's May 2005 peer reviewers also observed that not enough was asked of students in assignments or examinations to justify the credits in one or more of the sections examined, in a substantial number of courses. Examples were noted in English Composition I and II, World Literature, Principles of Sociology, Introduction to Computer Technology, Introduction to Business, Accounting I, Accounting II, Marketing, Introduction to Management, and Introduction to Psychology. In some sections in these courses, significant accommodations to low skill levels and limited work expectations were evident.

The team noted a considerable range of assessment practices by faculty, some following assessment rubrics and some not. In some instances, a course may need to be re-examined across sections for appropriate expectations of effort and assignment, or clarity in their statements. In more instances the issue may be one of knowledge of, or adherence to, established standards by individual faculty. While variations in courses and sections appropriately exist in virtually all colleges, the team concluded that additional oversight and control is needed at Interboro. The team speculated that faculty leaders and senior faculty may be over-extended in responsibilities, such as faculty evaluations or pre-review of examinations, or in their experience and depth of training for their responsibilities. The team also noted the difficulty of continuously and assessing substantial numbers of new faculty as required by Section 52.2 (b)(6) of the Commissioner's Regulations. These findings also confirm the insufficiency of admissions and placement, discussed elsewhere.

In counterpoint to the easing of expectations and standards in course execution, the team noted high failure or near failure rates in several courses. In Legal Research, six of 15 failed in one section, in Introduction to Law, four of 10 failed. In Developmental English 20 of 25 failed in one section and 8 of 11 failed in another section. In a section of English 101, 12 of 34 attained a C or above, in Math 130 six of 16 attained a C or above. In Money and Banking eight of 14 attained a C or above, and in Art Appreciation five of 31 attained a C or above. The team speculated that, in some instances, these data may reflect not only student failure to meet course requirements and standards, but also ineffective faculty engagement of students in learning and attainment, insufficient faculty development and training in teaching at-risk students, poor decision-making at the point of admissions and placement (Developmental English might be an example of this), or unsatisfactory preparation in prior coursework (Money and Banking might be an example of this). The team also noted that these examples of low grading may also illustrate faculty adherence to sound grading standards and avoidance of grade inflation.

The team noted the low attendance rates in many course sections and hypothesized that the most basic factor in poor performance and slippage in standards may be low attendance, or drastic drops in attendance. In one section of Developmental English Writing with 24 enrollees, reported attendance for each class ranged form a high of 18 (75 percent) on one day to a low of two (8.3 percent) on each of two days. On average, only 9 students (37.5 percent) were present on any given day.

These data may also illustrate another practice that dilutes course content and, most likely, student attainment: a two or three week window for late enrollment. Colleges commonly limit the late enrollment window to one week.

In summary, the team observed generally adequate formal statements of effort, level and content, but also considerable slippage in implementation and unevenness in practices. The team's review did not identify these slippages with particular campuses, full or part-time status of faculty, term of service of faculty, or day or evening course scheduling. They were across-the-board.

Although a few classes are fairly large (30 to 40 students, mostly in courses attributable to requirements for a high school diploma under the 24 credit provision of Commissioner's Regulations), class sizes generally are small and conducive to effective student/teacher interaction (all prior to further downsizing due to absenteeism). Only five percent of classes in the summer 2005 were 30 or more; over one-third had enrollments under 10. Twenty-six of the 38 sections of Developmental English had enrollments of 18 or fewer students.

Matters needing strengthening or improved quality assurance include: (1) strengthened attendance; (2) greater emphasis on student development of such general skills as critical analysis, problem solving, effective writing and information literacy; (3) improved adherence to established grading rubrics for individual

courses; (4) strengthened in-course assessments and prompt feedback; and (5) enriched departmental organization to improve collaboration and quality assurance, consistent with expectations set forth in course syllabi and other materials. The team noted that the heavy teaching loads of faculty are not conducive to the robust execution of these recommendations.

The team also observed that although individual courses might meet standards for transfer, Interboro students were not consistently well prepared for a more cosmopolitan and self-directed college environment. Team members noted that students with whom they talked with were curious but uninformed about transfer and advanced study opportunities at other colleges.

Concerns to be addressed:

- Interboro's comprehensive institutional effectiveness plan, due February 1, 2006, must provide, and show evidence of implementing, additional standards, policies and processes to assure adequacy in the quality of student learning and consistency in the application of standards. Matters to be considered to this end include:

  - Analysis of the reasons for high failure rates in particular courses and corrective actions, consistent with meeting the expectation of college effort and college-level work.

  - Stronger quality assurance related to learning outcomes at the course and section level. Extension of practices conducive to this end, such as the development and use of grading rubrics, multiple readers, and post-course administrative and peer reviews of assessed student performance.

  - Assessments of student learning and teaching effectiveness on a continual basis; increased student and faculty engagement through such feedback devices as "one minute quizzes" in classes and other formative and summative evaluation measures.

  - Strengthened general skill and personal development components of the educational program in all curricula and courses.

  - Assessment of courses for consistency of title and content, and appropriate change. (World Literature, which in some sections seems more like Introduction to Literature, is one example.)

  - Assessment of, and changes to, courses cited in this report as problematic in college-level objectives, content or assignments, (including English Composition I, Computerized Accounting and Introduction to Computer Technology).

- Analysis of slippage of English Composition I as consistently college-level in operation and implementation of remedies. Consideration of a second level of remedial coursework.

- Improvement of student awareness of advanced study opportunities, embedding it in information literacy, career development, academic advising and other points of engagement and communication.

Coherence

52.1(b)(3) To be registered, each curriculum shall show evidence of careful planning. Institutional goals and objectives of each curriculum and of all courses shall be carefully defined in writing, and a reviewing system shall be devised to estimate the success of students and faculty in achieving such goals and objectives. The content and duration of curricula shall be designed to implement their purposes.

52.2(c)(1) In addition to the requirements of section 53.3 of this Subchapter, the objectives of each curriculum and its courses shall be well defined in writing. Course descriptions shall clearly state the subject matter and requirements of each course.

Findings: With the possible exception of Security Management, Interboro's registered curricular are satisfactorily designed. The content and duration of curricula are designed to implement their purposes. The institutional goals and curricular and course objectives and content are satisfactorily defined in writing. The Institute has processes and measures to assess the attainment of course and institutional objectives. These will be strengthened in the comprehensive institutional effectiveness plan due February 1, 2006. Because the Institute's Security Management program has no full-time faculty, few students, and limited course offerings in the specialization, it merits special review with respect to objectives, outcomes for students, and staffing and other investments.

The team noted that Interboro has not met one accreditation standard and stated institutional objective, attainment of at least a 25 percent graduation rate in three years. The Institute reports that the graduation rate for the Fall 2001 entering cohort is 20 percent after a possible enrollment period of 11 semesters (three per year). The team noted that Interboro nearly doubled its graduation rate from 8.9 percent for the cohort entering in the fall of 1998 (under prior ownership) to 17 percent for the cohort entering in the fall of 2002 (under present ownership). Under recent practices and outcomes, it seems likely that three-year graduation rate will have around 17-18 percent. See Admissions for additional discussion.

Interboro also has not attained its career development and placement goals for graduates (i.e., additional college study or job in field) of 60 percent within three months of graduation and 75 percent in six months. The "placement in field" rate

was 53 percent for the 2003-04 group (311 students) according to its survey data. A common "placement in field" goal is 75-80 percent in institutions with similar programs. Assuming a 20 percent graduation rate, a 50 percent placement rate means that only 10 percent of an entering cohort might reasonably expect to find a job in his/her field of study or in a related field, or engage in additional study, upon graduation.

Concerns to be addressed:

In its comprehensive institutional effectiveness plan, due February 1, 2006, Interboro must:

- Provide a plan and timetable for review of the Security Management program's objectives, currentness, content, and needed faculty and other resource commitments, and make appropriate changes.
- Provide a plan and timetable to make additional investments and adopt practices toward the attainment of stated, and satisfactory, objectives for graduation rates and placement rates. (See other related recommendations.)

<u>Length To Completion</u>

52.2(c)(2) For each curriculum, the institution shall assure that courses will be offered with sufficient frequency to enable students to complete the program within the minimum time for completion, in accordance with paragraphs (6) - (10) of this subdivision.

Findings: Review of course schedules and records of student completion indicate that Interboro offers courses sufficient frequency for timely program completion. Courses leading to eligibility for the GED under the 24 credit rule also are offered with sufficient frequency for students to complete this sequence prior to degree attainment. However, inconvenient scheduling for individual students contributes to absenteeism, low performance, and attrition. As noted, completion of a 60 credit program in 16 months is unrealistic for almost all students.

Concerns to be addressed:

In its comprehensive institutional assessment plan, due February 1, 2006, Interboro must:

- Assess class scheduling for possible improvement in student attendance, attainment and persistence.

ADMINISTRATION

Responsibility

52.2(e)(1) Responsibility for the administration of institutional policies and programs shall be clearly established.

52.2(e)(2) Within the authority of its governing board, the institution shall provide that overall educational policy and its implementation are the responsibility of the institution's faculty and academic officers. Other appropriate segments of the institutional community may share in this responsibility in accordance with the norms developed by each institution.

Findings: Interboro has a structure for faculty involvement in and responsibility for educational policy, together with its academic officers. As noted, a small group of faculty and academic officers are responsible for educational policy and its implementation, with limited involvement of the larger group of faculty. Department chairs and lead faculty appear to be stretched too thin to assure satisfactory and consistency quality in faculty and student performance. As at-will employees, the faculty are essentially marginalized in the formation and implementation of educational policy, and their time is strongly focused on their heavy and sometimes excessive teaching loads.

Concerns to be addressed: See Faculty section.

Policies

52.2(e)(3) The institution shall establish, publish and enforce explicit policies with respect to:

(i) academic freedom;

(ii) the rights and privileges of full-time and part-time faculty and other staff members, working conditions, opportunity for professional development, workload, appointment and reappointment, affirmative action, evaluation of teaching and research, termination of appointment, redress of grievances and faculty responsibility to the institution; and

(iii) requirements for admission of students to the institution and to specific curricula, requirements for residence, graduation, awarding of credit, degrees or other credentials, grading, standards of progress, payment of fees of any nature, refunds, withdrawals, standards of conduct, disciplinary measures and redress of grievances.

52.2(e)(4) Academic policies applicable to each course, including learning objectives and methods of assessing student achievement, shall be made explicit by the instructor at the beginning of each term.

Findings: The Institute's policies with respect to matters cited in 52.2 (e)(3)(ii) are incomplete and unsatisfactory.

Interboro has published policies regarding students, as specified. These are principally set forth in the catalog and Student Handbook. The team did not find evidence that they were not enforced.

The Institute has syllabi that set forth learning objectives and methods of assessing student achievement, which are provided to students.

Concerns to be addressed:

- In its comprehensive institutional assessment plan, due February 1, 2006, Interboro must provide published policies on all matters cited in 52.2 (e)(3)(ii) that are in accordance with the requirements of 52.2 (b).

Student Advisement and Records

52.2(e)(5) The institution shall provide academic advice to students through faculty or appropriately qualified persons. The institution shall assure that students are informed at stated intervals of their progress and remaining obligations in the completion of the program.

52.2(e)(6) The institution shall maintain for each student a permanent, complete, accurate, and up-to-date transcript of student achievement at the institution. This document will be the official cumulative record of the student's cumulative achievement. Copies shall be made available at the student's request, in accordance with the institution's stated policies, or to agencies or individuals authorized by law to review such records.

Findings: Interboro has academic advisors at each campus to design programs of study with individual students each term and to monitor attendance and achievement during a term. Advisement also is provided informally, on demand, by faculty. Faculty are involved in attendance monitoring as a component of advising.

Interboro has special programs for small numbers of students, such as those in block schedules, which provide additional advising. Advising is also linked to the services of the ARC, which provides tutoring services. The team noted Interboro's extensive commitment to strengthening student retention through advisor and faculty follow-up and other services. They noted, however, that the Institute needs to provide more services and additional coordination in addition to increased admissions selectivity, to attain a 25 percent a greater graduation rate.

Students are informed of their progress and remaining obligations during and after each term. The Institute keeps appropriate records of student achievement and provides them on request.

Concerns to be addressed:

- In its comprehensive institutional effectiveness plan, due February 1, 2006, Interboro must consider and show evidence of implementing, advisement, counseling and intervention services found to contribute effectively to student retention and success in educational opportunity programs and in colleges with similar students. Also see recommendations under other sections.

THE STATE EDUCATION DEPARTMENT / THE UNIVERSITY OF THE STATE OF NEW YORK / ALBANY, NY 12234

Assistant Commissioner – Office of Quality Assurance
Room 977, Education Building Annex
Albany, New York 12234
E-mail: jfrey@mail.nysed.gov

Tel: (518) 486-3633
Fax: (518) 486-2254

October 7, 2005

Stephen H. Adolphus, President
Interboro Institute
450 West 56th Street
New York, NY 10019

Dear President Adolphus:

On March 30-31 and May 23-25, 2005 two peer review teams visited Interboro Institute to assess its compliance with the laws, rules and regulations governing degree-granting institutions in New York State. Contexts for the review were the rapid expansion of Interboro's enrollment and its application to the Department for approval of an extension site as an extension center.

Enclosed is the draft report of the peer reviews of March and May 2005. In addition, I am enclosing a second report based on unannounced inspection visits by members of my staff in August and September to the Yonkers and Flushing campuses. The purpose of these visits was to examine the admissions process of Interboro to confirm its compliance with applicable laws, rules and regulations and with Interboro's own statements. These reports together form this draft report. I need to advise you that the Department has serious concerns based on the findings of the peer reviews and on the unannounced inspections. These concerns include: irregularities in admissions practices, operation of an illegal extension center, insufficient admission processes and student support services to assure satisfactory institutional rates of student persistence and levels of academic attainment; too porous or incomplete quality assurance at the instructional level; insufficiency of faculty engagement in academic governance and the proper discharge of other program responsibilities; and inadequate library resources and facilities. Therefore, in addition to corrections of fact, I ask you to respond fully to the areas of concern cited in this letter and in the report and to detail changes made since the visit. I also ask you to respond within 30 calendar days of the date of this letter.

After reviewing the information provided by the Institute, the Department will issue a final report. The final report will consist of this draft report, the Institute's response, and a determination letter regarding the continued registration of Interboro's programs and any conditions attached to registration, additional location approval, or other aspects of Interboro's scope of activity.

Thank you for the cooperation of you and your colleagues in all aspects of the review process. If you have any questions, please feel free to contact me at (518) 486-3633 or via E-mail at jfrey@mail.nysed.gov.

Sincerely,

Joseph P. Frey

cc: Johanna Duncan-Poitier
Barbara D. Meinert

October 7, 2005

Interboro Institute

Admission Requirements Review conducted by The New York State Education Department

As noted in the most accompanying peer review report of Interboro Institute, the enrollment at Interboro and at its extension centers and site has increased dramatically over the last few years. In addition, graduation and persistence rates have not increased and in some cases have decreased. Moreover, the Department notes that the corporation that owns Interboro Institute, EVCI Career Colleges, Inc., has established standards for admission associates that include disciplinary action if admission quotas are not met. The Department, therefore, examined whether appropriately qualified students were being admitted into Interboro Institute. In order to assess the effectiveness of their admission practices, the Department sent in "undercover student operatives" to determine whether Interboro is following its published procedures for admitting students. Listed below are some of the findings based upon these visits:

- One financial advisor at Yonkers asked the operative how much he made. After responding $10-12,000 per year off the books, the advisor directed the operative to produce a notarized statement indicating that he made about $4,500. The advisor told the operative that this would put him in the appropriate bracket to receive financial aid.

- The admissions advisor told the operative at Yonkers that he could complete the associate degree program in 16 months. Although this statement is accurate, it must be noted that the two-year associate degree graduation rate at Interboro does not exceed 10 percent.

- The operative took the CPAT exam on July 25 and 27, 2005 and on both occasions he purposely failed the exam. The first time the operative was told he failed the exam and was afforded the opportunity for remediation. The second time (July 27, 2005), the operative was told that he passed the exam and could proceed to his placement test and subsequently to enrollment at the institution. However, the Department secured a copy of the operative's answer sheet for July 27th. The answer sheet showed a scaled score of 47 on Language Usage Skills, 47 on Reading and 42 on Numerical Skills. However, four answers were changed (one on the reading skills section and three on the numerical skills section). By sworn affidavit, the operative affirmed that he made <u>no</u> changes on the July 27th answer sheet.

- A student operative at the Flushing location sat for the CPAT examination on July 21, 2005. The operative indicated that in her test booklet "for some questions the wrong answers would be crossed out leaving the correct ones

remaining. Also, the passages in the reading section were underlined according to the questions that followed. While the exam was in session, the proctor left the room and on several occasions stayed gone for over 10 minutes. After time was up, he told us to bubble in the remaining questions we were unable to get to."

- After having purposely failed the exam on July 21st, the operative at Flushing was provided the opportunity to receive remediation. Part of the remedial instruction included "tricks about eliminating the wrong answer choices."

- The operative at Flushing took the CPAT exam again on August 8, 2005. She noted that "the booklet was used and all marked up, with passages in the reading section were crossed and underlined, which was very distracting. Some answers were marked as the best choices. The math section was also written in." Although the operative purposely failed the exam at this session, she was told that she passed. The Department secured a copy of the operative's answer sheet from August 8th. The answer sheet showed a scaled score of 44 on the Language Usage Skills, 45 on the Reading and 56 on the Numerical Skills section. However, three answers were changed on the reading skills section. By sworn affidavit, the operative affirmed that she made no changes on the August 8th answer sheet. However, she received a voice mail message from the institution indicating that they had given the Form B of the CPAT instead of the Form C and she needed to take that exam again.

- On Wednesday, August 24, 2005, the operative at Flushing went to Interboro to take the Form C of the CPAT examination. The operative noted "After the time was up, we were allowed to fill in any answers we left blank without looking at the booklets." The operative was told that she failed the test, which she was attempting to do.

- The operative went back to the Flushing location on August 31, 2005 to take the CPAT exam once again. She noted, "The booklet was used and marked up. The proctor sat at the front desk reading a novel. I answered mostly correct on the language and math, however I needed to get 13 out of 30 correct in the reading in order to pass and made sure that I answered only 11 correct. During the exam, although not allowed, I was able to go back to the previous sections without the proctor noticing me do so. When the exam was over, I went upstairs to get the results."

- Although the operative purposely failed the exam on August 31st, Interboro indicated that she passed. The Department secured a copy of the operative's answer sheet for August 31st. The answer sheet shows a scaled score of 52 on the Language Usage Skills, 45 on the Reading Skills and 56 on the Numerical Skills. The answer sheet shows that three questions were changed on the reading skills section. By sworn affidavit, the operative affirmed that she made no changes on the August 31st answer sheet.

Determinations:

1. The New York State Education Department will not register additional programs at Interboro when the admissions requirements are passing an ability-to-benefit (ATB) exam until the Department is satisfied that the institution has effectively corrected its admission practices at all locations and implemented recommendations 2 and 3 listed below.

2. Interboro Institute is directed to revise its admission procedures, providing detailed information and training to all admission representatives and to those individuals who are responsible for administering the CPAT or other admission examinations. These procedures must indicate the educational rationale for selecting a pass point on its selected ATB examination. The rationale must identify why such a pass point will help determine if prospective Interboro students will have the knowledge and skills to effectively undertake college level work. Identifying the minimum federal pass point for federal student financial aid will not be acceptable. The Institute is directed to provide this information for approval to the New York State Education Department within 30 days.

3. In order for the Department to continue the registration of programs at all Interboro locations that allow for admission by the passage of an ability-to-benefit (ATB) examination, Interboro must cease administering any ATB examination. Interboro must contract with an independent agency, acceptable to the New York State Education Department, to administer this examination.

4. Interboro Institute is directed to cease expansion until such time that the Department affirms that its admission requirements are in compliance with Part 52 of the Commissioner's Regulations.

5. Interboro's application for an extension center in Yonkers is denied; therefore, Interboro must cease all enrollment at Yonkers until such time that it is operating within the regulatory limitations for an extension site.